Exhibit 3.2

FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS OF

GORDMANS STORES, INC.

The following amendment to the Amended and Restated Bylaws (the “Bylaws”) of Gordmans Stores, Inc. (the “Company”) has been adopted in accordance with the Bylaws and is set forth below:

1.	The heading of the Bylaws is replaced in its entirety with the following:

“AMENDED AND RESTATED BYLAWS

OF

G-ESTATE LIQUIDATION STORES, INC.”

2.	Section 1 of Article 1 is replaced in its entirety with the following:

Section 1. Offices. G-Estate Liquidation Stores, Inc. (the “Corporation”) may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

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